Fuel Systems Solutions Reports First Quarter 2010 Results

  First Quarter 2010 Revenue $161.7 million, compared to $80.1 million a year ago -

  2010 Outlook Remains Unchanged -

NEW YORK, N.Y., May 6, 2010 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its first quarter ended March 31, 2010.

Mariano Costamagna, Fuel Systems' CEO, said, "As expected, the first quarter 2010 was an exceptional start to the year. We delivered revenue of $161.7 million, more than double the year-ago quarter, and generated impressive gross and operating margins. Our transportation business clearly benefitted from continued DOEM demand in Italy, and we are encouraged by the improvements in our transportation aftermarket and industrial businesses."

Matthew Beale, Fuel Systems' President, CFO and Secretary, said, "We remain focused on our core organic growth strategy as DOEM demand adjusts to an unsubsidized Italian market as we move into the second quarter of the year. We believe that growing OEM support for alternative fuels, the wide choice of vehicle models now featuring our technology, and the accelerated payback period for our systems will continue to drive demand this year, although not at levels stimulated by a strong incentive program."

"Importantly, we are beginning to derive benefit from investments undertaken during 2009. The adoption of gaseous fueled vehicles is increasing globally and our expanded international footprint positions us to capture growth in high potential markets around the world. With a market leading technology, product and customer platform, our enlarged industrial business is well positioned to benefit from improvement in the capital spending environment during 2010." Beale continued.

First Quarter Financial Results

Revenue for the first quarter of 2010 was $161.7 million, including approximately $3.8 million of revenue as a result of foreign exchange impact, compared to $80.1 million in the first quarter of 2009. The year-over-year revenue increase was attributable to DOEM installations in the company's transportation business, driven by the expired 2009 Italian incentive program. Gross profit for the first quarter 2010 was $63.6 million, or 39% of revenue, compared to $24.3 million, or 30% of revenue a year ago, reflecting the aforementioned revenue growth, additional margin contribution from the industrial business, and economies of scale. Operating income for the period totaled $44.7 million, or 28% of revenue, compared to $11.4 million, or 14% of revenue, in the first quarter of 2009. Net income for the first quarter 2010 was $28.0 million, or $1.59 per diluted share, compared to $7.1 million, or $0.44 per diluted share in the first quarter 2009.

On segment basis, first quarter 2010 revenues from BRC Operations, primarily representing the company's transportation business, increased $76.0 million to $137.6 million from the same quarter a year ago, and revenues from IMPCO Operations, primarily representing the company's industrial business, increased 30% to $24.0 million from the same quarter a year ago. BRC first quarter 2010 operating income increased $34.9 million from the same quarter a year ago to $45.7 million; IMPCO first quarter 2010 operating income was $0.5 million, compared to operating income of $2.6 million in the same period a year ago. A table presenting operating segment data can be found in the tables below.

Company Outlook

"Fuel Systems' first quarter 2010 growth was robust as consumer buying decisions were accelerated by the expiration of Italian subsidies. As we have noted, we have factored no benefits from subsidies in this country into our 2010 outlook, and therefore expect installations as well as financial results in the remaining quarters of the year to reflect this. We continue to broaden our international expansion through OEM, DOEM and aftermarket channels, and are encouraged by the stronger trends we are witnessing in our industrial business. Given current low visibility with respect to DOEM installations as we move into a subsidy-free Italian market, we are not making any change to our financial outlook at this time, and will provide an update with second quarter 2010 results," concluded Beale.

Conference Call

The company will host a conference call today, May 6th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its first quarter 2010 financial results. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The pass code for the conference call will be 70373362. The call is also being webcast and can be accessed from the "Investor Relations" section of the company's website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight ET on May 10th by dialing 800-642-1687 or 706-645-9291 and entering pass code 70373362#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company's outlook for 2010, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that changes in emissions regulations will not significantly impact demand for the Company's products, that reduction in oil prices will reduce the demand for our products and that currency fluctuations will reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2009. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

  Tables Follow -

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 73,511	$ 46,519
Accounts receivable less allowance for doubtful accounts of $3,575 and $3,159 at March 31, 2010 and December 31, 2009, respectively	145,203	132,603
Inventories	83,400	90,367
Deferred tax assets, net	9,088	9,217
Other current assets	9,167	8,647
Related party receivables	3,230	2,915

Total current assets	$ 323,599	$ 290,268

Equipment and leasehold improvements, net	43,003	40,767
Goodwill, net	51,955	54,209
Deferred tax assets, net	144	107
Intangible assets, net	22,086	24,053
Investment in unconsolidated affiliates	-	4,058
Other assets	2,487	3,051
Related party receivables	1,307	599

Total Assets	$ 444,581	$ 417,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 73,043	$ 73,837
Accrued expenses	40,754	40,384
Income taxes payable	32,492	15,788
Current portion of term loans and other loans	5,062	7,240
Deferred tax liabilities, net	865	917
Related party payables	4,633	10,293

Total current liabilities	156,849	148,459
Term and other loans	11,557	12,167
Other liabilities	7,299	7,551
Deferred tax liabilities	5,421	5,707

Total liabilities	181,126	173,884

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares; 17,628,935 issued and 17,614,202 outstanding at March 31, 2010; and 17,625,812 issued and 17,610,320 outstanding at December 31, 2009	18	18
Additional paid-in capital	257,699	257,627
Shares held in treasury, 15,788 and 15,492 shares at March 31, 2010 and December 31, 2009, respectively	(635)	(654)
Accumulated deficit	(1,479)	(29,513)
Accumulated other comprehensive income	4,456	15,750

Total Fuel Systems Stockholders' Equity	260,059	243,228
Non-controlling interests	3,396	-
Total Equity	263,455	243,228

Total Liabilities and Stockholders' Equity	$ 444,581	$ 417,112

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$ 161,651	$ 80,082
Cost of revenue	98,050	55,745

Gross profit	63,601	24,337
Operating expenses:
Research and development expense	4,436	2,911
Selling, general and administrative expense	14,479	10,068

Total operating expenses	18,915	12,979

Operating income	44,686	11,358
Other income (expense), net	944	716
Interest expense, net	(181)	(384)

Income before income taxes and equity share in income of unconsolidated affiliates	45,449	11,690
Equity share in income of unconsolidated affiliates, net	-	113
Income tax expense	(17,231)	(4,733)

Net income	28,218	7,070
Less: Net income attributable to noncontrolling interests	184	-

Net income attributable to Fuel Systems	$ 28,034	$ 7,070

Net income per share attributable to Fuel Systems:
Basic	$ 1.59	$ 0.44

Diluted	$ 1.59	$ 0.44

Number of shares used in per share calculation:
Basic	17,611,783	16,022,561

Diluted	17,680,393	16,095,258

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net income	$ 28,218	$ 7,070
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and other amortization	2,234	1,632
Amortization of intangibles arising from acquisitions	1,175	881
Provision for doubtful accounts	307	(126)
Provision for inventory reserve	496	705
Equity share in income of unconsolidated affiliates, net	-	(113)
Dividends from unconsolidated affiliates	-	196
Dividends issue by consolidated affiliates	(241)	-
Unrealized (gain) loss on foreign exchange transactions, net	(895)	(242)
Compensation expense related to stock option and restricted stock grants	48	50
Loss on disposal of assets	292	19
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(23,120)	(18,044)
Decrease (increase) in inventories	4,497	(4,965)
Decrease (increase) in other current assets	1,318	(493)
Decrease in other assets	49	421
Increase (decrease) in accounts payable	2,029	(20,688)
Increase in income taxes payable	17,958	4,999
Increase in accrued expenses	925	1,667
Receivables from/payables to related party, net	1,410	(303)
Decrease in deferred income taxes, net	(204)	(788)
Decrease in long-term liabilities	(453)	(433)

Net cash provided by (used in) operating activities	36,043	(28,555)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,782)	(3,774)
Acquisitions, net of cash acquired	-	(5,593)
Controlling interest in previously unconsolidated affiliate	1,044	-
Proceeds from sale of assets	208	35

Net cash used in investing activities	(3,530)	(9,332)

Cash flows from financing activities:
Increase (decrease) in revolving lines of credit, net	(1,732)	10,774
Payments on term loans and other loans	(133)	(1,214)
Proceeds from term loans and other loans	-	12,729
Proceeds from exercise of stock options	24	-
Proceeds (purchase) of common shares held in trust, net of proceeds	28	(5)
Payments of capital lease obligations	(81)	(123)

Net cash (used in) provided by financing activities	(1,894)	22,161

Net increase (decrease) in cash	30,619	(15,726)
Effect of exchange rate changes on cash	(3,627)	(1,784)

Net increase (decrease) in cash and cash equivalents	26,992	(17,510)
Cash and cash equivalents at beginning of period	46,519	26,477

Cash and cash equivalents at end of period	$ 73,511	$ 8,967

FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands)

	Revenue Three Months Ended March 31,
	2010	2009
IMPCO Operations	$ 24,012	$ 18,438
BRC Operations	137,639	61,644

Total	$ 161,651	$ 80,082

	Operating Income (Loss) Three Months Ended March 31,
	2010	2009
IMPCO Operations	$ 503	$ 2,555
BRC Operations	45,699	10,753
Corporate Expenses	(1,516)	(1,950)

Total	$ 44,686	$ 11,358

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